EXHIBIT 18

LETTER REGARDING CHANGE IN ACCOUNTING PRINCIPLE

October 31, 2006

North American Galvanizing & Coatings, Inc.
5314 S. Yale Avenue, Suite 1000
Tulsa, Oklahoma

Dear Sirs/Madams:

At your request, we have read the description included in your Quarterly Report on Form 10-Q to the Securities and Exchange Commission for the quarter ended September 30, 2006, of the facts relating to the change in depreciation method for certain equipment from the units of production method to the straight-line method.  We believe, on the basis of the facts so set forth and other information furnished to us by appropriate officials of the Company, that the accounting change described in your Form 10-Q is to an alternative accounting principle that is preferable under the circumstances.

We have not audited any consolidated financial statements of North American Galvanizing & Coatings, Inc. and its subsidiary as of any date or for any period subsequent to December 31, 2005.  Therefore, we are unable to express, and we do not express, an opinion on the facts set forth in the above-mentioned Form 10-Q, on the related information furnished to us by officials of the Company, or on the financial position, results of operations, or cash flows of North American Galvanizing & Coatings, Inc. and its subsidiary as of any date or for any period subsequent to December 31, 2005.

Yours truly,

/s/ DELOITTE & TOUCHE LLP